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                                                                     EXHIBIT 5.1



                        [BENNETT H. GOLDSTEIN LETTERHEAD]



                                October 19, 1998



Columbia Bancorp
420 East Third Street, Suite 200
The Dalles, Oregon  97058

                  RE: COLUMBIA BANCORP - FORM S-1 REGISTRATION STATEMENT, AMENDMENT NO. 1

To Columbia Bancorp:

                  The undersigned has served as counsel to Columbia Bancorp (the "Company") in connection with the Registration Statement of the Company on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of up to 1,150,000 shares of common stock, no par value, of the Company ("Common Stock"). The Common Stock is to be issued under and pursuant to a public offering (the "Offering) for which Pacific Crest Securities Inc. is to serve as lead underwriter.

                  For purposes of this opinion letter, the undersigned has examined and relied upon:

         (i) A copy of the Articles of Incorporation of the Company, as amended;

         (ii) Copies of motions considered and passed by the Board of Directors of the Company on September 17, 1998 and October 15, 1998 approving the Offering and the filing of the Registration Statement; and

         (iii) A copy of the Registration Statement filed on September 25, 1998 as File No. 333-64225 and a copy of Amendment No. 1 to such Registration Statement to be filed on or after October 19, 1998.